ABX Air Adds Rademacher to Board of Directors

WILMINGTON, OH -- December 13, 2006 - ABX Air, Inc. (NASDAQ: ABXA) today announced that Randy D. Rademacher, an experienced airline executive with a strong financial background, has been elected to its Board of Directors.

Rademacher, 50, is a former president of Comair Holdings, the parent company of Comair from 1999 until 2005. He joined Comair in 1985 as Director of Finance, and was Controller, Vice President of Finance, and Chief Financial Officer of the airline. He began his career with Arthur Andersen & Company in Cincinnati.

Joe Hete, President and Chief Executive Officer of ABX Air, said, "Randy Rademacher's strong management and financial background, coupled with his experience and understanding of the airline industry, makes him an ideal candidate for our Board of Directors. I am looking forward to his contributions as we continue to grow and diversify our business."

Rademacher's election raises the size of ABX Air Board of Directors to seven members. ABX Air shareholders at their annual meeting in May 2006 approved a proposal to expand from five to nine the maximum number of Board members. In August 2006, the Board elected Frederick R. Reed, an attorney and strategic consultant, as the sixth member.

ABX Air is a cargo airline that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. In addition to providing airlift capacity and sort facility staffing to DHL, ABX Air provides charter, maintenance and package handling services to a diverse group of customers. ABX is the largest employer in a several-county area in southwestern Ohio.

Contact: Joe Payne

ABX Air, Inc.
937-382-5591